Exhibit 99.1

Company Contact:	IR Agency Contact:
Investor Relations	Moriah Shilton. V.P.
408-952-8402	415-433-3777
investorrelations@raesystems.com	mshilton@lhai-sf.com

RAE Systems Reports Second Quarter 2006 Results

Second Quarter Revenue Increased 17% from the Second Quarter of 2005

SAN JOSE, Calif. – August 8, 2006 – RAE Systems Inc. (AMEX: RAE), a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time, today reported results for the second quarter and six months ended June 30, 2006.

Financials Highlights

For the second quarter of 2006, RAE Systems reported revenue of $15.9 million as compared to revenue of $13.6 million for the same quarter in 2005. The 17 percent growth in revenue reflects increased sales in both Asia and Europe, which were partially offset by the impact of a slowdown in U.S. first-responder orders. Europe and Asia grew at a combined rate of approximately 53 percent over the second quarter of 2005. Although sales in the Americas declined by approximately 7 percent compared to the second quarter of 2005, we had an increase in our sales in the Americas for the second quarter of 2006 of 16 percent over the first quarter of 2006.

Gross margin for the second quarter of 2006 was 53 percent as compared to 61 percent for the second quarter of 2005. The decrease was primarily attributable to a shift in sales in the Americas toward lower-margin portable products as well as from increased sales of lower-margin installation and distributor products in Asia. Net loss for the second quarter of 2006 was $54,000 or $0.00 per share, compared to net loss of $1.3 million or $0.02 per share for the second quarter of 2005. During the second quarter of 2005, the Company had a loss on abandonment of its headquarters and U.S. manufacturing site of $2.0 million before tax benefit.

For the six months ended June 30, 2006, revenues grew to $28.3 million or 9 percent from the $25.9 million reported for the first six months of 2005. For the first six months of 2006, the Company reported a net loss of $1.1 million or $0.02 per share compared to a net loss of $1.2 million or $0.02 per share for the first six months of 2005.

The Company ended the second quarter of 2006 with $26.3 million of cash and investments and $1.7 million of debt. That compares to $29.5 million of cash and investments and $1.6 million of debt as of December 31, 2005.

“Asia and Europe were able to continue the year-over-year double digit growth we delivered in the first quarter of this year,” said Robert Chen, RAE Systems CEO. “Although Americas’ sales were down from last year’s second quarter, I am pleased we made some recovery in the Americas from the first quarter of 2006. Revenue from the Americas grew by 16 percent from the first quarter of 2006 when we experienced a slowdown in U.S. government orders. Additionally, we experienced some increase in first responder activity during the second quarter as compared to the first quarter of 2006, but we still believe the market has in general slowed down relative to 2005.”

“Our strategy going-forward is to allocate more resources to those market sectors we believe have increased rates of investment in both safety and security. In July, we acquired Aegison’s mobile digital video recording business to gain a strategic advantage in the growing security market. We believe this will open new market opportunities for RAE Systems in stand-alone digital video security products and for combined video and wireless sensor products. We are also well-positioned in radiation detection, which is an increasing focus of spending by governments worldwide. Finally, in light of the results for the first half of 2006 and our expectations for the second half, I am adjusting our annual 2006 revenue guidance to a range of $64 million to $68 million.”

Second Quarter 2006 Business Highlights

Americas

•	Continued to deploy wireless AreaRAE Rapid Deployment kits at high profile events including the Kentucky Derby and NASCAR’s Coca-Cola 600 at Lowe’s Motor Speedway.

•	Received orders for AreaRAE toxic gas detectors and GammaRAE II radiation detectors from several state, county and city emergency response agencies in Tennessee, Mississippi, and California.

•	Upgraded several existing customer orders from first responders who added new chemical warfare agent detector, ChemRAE, to their response tools.

•	Boeing Corporation selected MiniRAE 2000 photoionization detectors (PIDs) for the inspection of the C-17 airlift and tanker aircraft.

•	A major Canadian oil refinery chose the MultiRAE Plus, five-gas monitor including a PID for detecting volatile organic compounds (VOCs).

Asia

•	KLH subsidiary was awarded a contract with the Hei Long Jiang, China, Prison Bureau for the installation of a safety and security network.

•	Received orders from the Taiwan fire department for additional EntryRAE confined space entry gas detectors as well as NeutronRAE radiation detectors to equip their chemical/biological response squads.

•	Benefited from the South Korean environment ministry mandate that all soil remediation companies be equipped with VOC detecting gas monitors, which has resulted in multiple orders for MiniRAE 2000 and MultiRAE IR units.

Europe, Australia and the Middle East

•	Delivered to the Munich Germany fire department the new ATEX certified AreaRAE Responder for deployment at the FIFA Soccer World Cup.

•	Received an order from Kuwait Fire and HazMat for an AreaRAE Rapid Deployment Kit that included PlumeRAE, the toxic cloud measurement system.

•	Sold to the Queensland, Australia Fire and Rescue Team various products including several AreaRAE Rapid Deployment Kits, MultiRAE Plus, five-gas monitors as well as RAELink2 modems to integrate the MultiRAE Plus personal monitors with the AreaRAE wireless network.

About RAE Systems

RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include multi-sensor chemical detection, radiation and digital video monitoring networks for homeland security and industrial applications. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect, provide early warning and record events that involve weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the

Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement

This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

[Tables to Follow]

RAE Systems Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended June 30,		Six months ended June 30
	2006	2005	2006	2005
Net Sales	$15,901,000	$13,624,000	$28,327,000	$25,872,000
Cost of Sales	7,439,000	5,280,000	13,155,000	10,358,000

Gross Profit	8,462,000	8,344,000	15,172,000	15,514,000

Operating Expenses:
Sales and marketing	4,420,000	4,513,000	8,491,000	7,937,000
Research and development	1,453,000	1,355,000	2,726,000	2,452,000
General and administrative	3,033,000	3,296,000	6,002,000	5,751,000
Loss on abandonment of lease		2,027,000		2,027,000

Total Operating Expenses	8,906,000	11,191,000	17,219,000	18,167,000

Loss from Operations	(444,000)	(2,847,000)	(2,047,000)	(2,653,000)

Other Income (Expense):
Interest income	260,000	192,000	434,000	291,000
Interest expense	(65,000)	(1,000)	(86,000)	(34,000)
Other, net	138,000	(18,000)	164,000	(55,000)
Equity in loss of unconsolidated affiliate	(117,000)	(69,000)	(181,000)	(152,000)

Total Other Income	216,000	104,000	331,000	50,000

Loss Before Income Taxes, Minority Interest and Cumulative Effect of Change in Accounting Principle	(228,000)	(2,743,000)	(1,716,000)	(2,603,000)

Income tax benefit	305,000	1,291,000	484,000	1,185,000

Income (Loss) Before Minority Interest and Cumulative Effect of Change in Accounting Principle	77,000	(1,452,000)	(1,232,000)	(1,418,000)
Minority interest in (income) loss of consolidated subsidiaries	(131,000)	111,000	145,000	171,000

Loss Before Cumulative Effect of Change in Accounting Principle	(54,000)	(1,341,000)	(1,087,000)	(1,247,000)
Cumulative effect of change in accounting principle, net of tax effects	—	—	2,000

Net Loss	$(54,000)	$(1,341,000)	$(1,085,000)	$(1,247,000)

Basic Loss Earnings Per Common Share
Loss before cumulative effect of change in accounting principle	$(0.00)	$(0.02)	$(0.02)	$(0.02)
Cumuative effect of change in accounting principle	—	—	—	—
Basic loss per common share	$(0.00)	$(0.02)	$(0.02)	$(0.02)

Diluted Loss Earnings Per Common Share
Loss before cumulative effect of change in accounting principle	$(0.00)	$(0.02)	$(0.02)	$(0.02)
Cumuative effect of change in accounting principle	—	—	—	—
Basic loss per common share	$(0.00)	$(0.02)	$(0.02)	$(0.02)

Weighted-average common shares outstanding	58,112,766	57,649,477	58,007,469	57,341,532
Stock options and warrants	—	—	—	—

Diluted weighted-average common shares outstanding	58,112,766	57,649,477	58,007,469	57,341,532

RAE Systems Inc.

Condensed Consolidated Balance Sheets

	June 30, 2006 (Unaudited)	December 31, 2005
Assets

Current Assets:
Cash and cash equivalents	$13,409,000	$13,524,000
Short-term investments	11,929,000	14,348,000
Trade notes receivable	900,000	1,087,000
Accounts receivable, net of allowance for doubtful accounts of $888,000 and $963,000, respectively	12,551,000	11,707,000
Accounts receivable from affiliate	154,000	84,000
Inventories, net	12,000,000	9,477,000
Prepaid expenses and other current assets	4,668,000	2,773,000
Deferred tax assets	2,872,000	2,869,000

Total Current Assets	58,483,000	55,869,000

Property and Equipment, net	14,972,000	14,911,000

Long Term Investments	986,000	1,616,000

Intangible Assets, net	1,547,000	1,782,000

Goodwill	136,000	136,000

Long Term Deferred Tax Assets	559,000	634,000

Deposits and Other Assets	727,000	867,000

Investment in Unconsolidated Affiliate	432,000	449,000

Total Assets	$77,842,000	$76,264,000

Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$6,528,000	$3,979,000
Accounts payable to affiliate	93,000	—
Accrued liabilities	6,664,000	7,329,000
Notes payable - related parties	1,194,000	759,000
Income taxes payable	—	407,000
Current portion of deferred revenue	1,990,000	2,029,000

Total Current Liabilities	16,469,000	14,503,000

Deferred Revenue, net of current portion	377,000	296,000
Deferred Tax Liabilities	389,000	379,000
Other Long Term Liabilities	1,283,000	1,466,000
Long Term Notes Payable - Related Parties	462,000	821,000

Total Liabilities	18,980,000	17,465,000

Commitments and Contingencies

Minority Interest in Consolidated Entities	4,081,000	4,226,000

Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 58,436,229 and 57,837,843 shares issued and outstanding, respectively	58,000	58,000
Additional paid-in capital	57,674,000	56,629,000
Accumulated other comprehensive income	558,000	310,000
Accumulated deficit	(3,509,000)	(2,424,000)

Total Shareholders’ Equity	54,781,000	54,573,000

Total Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity	$77,842,000	$76,264,000